Exhibit L

Execution Copy

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 10, 2009 by and between Galaxy Nutritional Foods, Inc., a Delaware corporation (the “Company”), and Andromeda Acquisition Corp., a Delaware corporation (“Purchaser”).

RECITALS

A. Purchaser owns 9,886,342 shares of the common stock, par value $.01 per share, of the Company (“Common Stock”), and Mill Road Capital, L.P. (“Mill Road”) and Galaxy Partners, L.L.C. (“Galaxy Partners”), the ultimate parents of Purchaser, collectively own a total of 14,370,728 shares of Common Stock.

B. Following the contribution of their respective shares of Common Stock to Purchaser, Mill Road and Galaxy Partners intend to cause a merger of the Company with and into Purchaser (the “Merger”), with the Company surviving as a wholly-owned subsidiary of MW1 LLC, a Delaware limited liability company of which Mill Road and Galaxy Partners are currently the members (“MW1”).

C. In order for the Merger to be effected pursuant to Section 253 of the Delaware General Corporation Law, Purchaser desires the Company to agree, and the Company is willing to agree, to the sale of shares of Common Stock to Purchaser, as described below.

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

1.	Purchase and Sale of Common Stock.

1.1 Sale and Issuance. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing (as defined below), and the Company agrees to sell and issue to Purchaser at the Closing, 891,000 shares of Common Stock (the “Top-Up Shares”) at a purchase price of $0.36 per share; provided, however, that in the event the Top-Up Shares do not represent a number of shares of Common Stock that, when added to the number of shares of Common Stock collectively owned by Purchaser, Mill Road, Galaxy Partners and MW1 immediately prior to the Closing, constitute more than ninety percent (90%) of the shares of Common Stock then outstanding (assuming the issuance of the Top-Up Shares), the Company hereby grants to Purchaser an irrevocable option to purchase at the Closing (in lieu of the 891,000 shares) such greater number of shares of Common Stock equal to the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock collectively owned by Purchaser, Mill Road, Galaxy Partners and MW1 at the time of exercise of such option, shall constitute one share more than ninety percent (90%) of the shares of Common Stock then outstanding (assuming the issuance of the Top-Up Shares) (in which event the term “Top-Up Shares” shall mean such greater number of shares of Common Stock).

1.2 Closing; Delivery. The purchase and sale of the Top-Up Shares shall take place remotely via the exchange of documents and signatures on such date and at such time (which date and time are designated as the “Closing”) as Purchaser and the Company mutually agree upon, orally or in writing. At the Closing, Purchaser shall pay the Company (by check payable to the Company or by wire transfer to a bank account designated by the Company) the aggregate purchase price required to be paid for the Top-Up Shares, and the Company shall cause to be issued to Purchaser a certificate representing the Top-Up Shares.

1.3 Conditions to Closing. The obligation of the Company to deliver the Top-Up Shares and the obligation of Purchaser to pay the aggregate purchase price therefor at the Closing is each subject to the following conditions: (i) no provision of any applicable law or regulation and no judgment, injunction, or decree shall prohibit the Company’s delivery of the Top-Up Shares; (ii) the Company’s delivery of the Top-Up Shares shall not require the approval of the Company’s stockholders pursuant to the rules and regulations of the OTC Bulletin Board or otherwise; (iii) immediately after Purchaser’s purchase of the Top-Up Shares, Purchaser, Mill Road, Galaxy Partners and MW1 shall collectively own more than ninety percent (90%) of the shares of Common Stock then outstanding; and (iv) the number of shares of Common Stock comprising the Top-Up Shares shall not exceed the Company’s then authorized but unissued Common Stock (giving effect to Common Stock reserved for issuance under the Company’s stock option or similar equity incentive plans as though they were outstanding).

1.4 Company Representations and Warranties. The Company hereby represents and warrants to Purchaser that the following representations are true and complete as of the date of the Closing.

(a) All corporate action required to be taken by the Company’s Board of Directors in order to authorize the Company to enter into this Agreement, and to issue the Top-Up Shares at the Closing, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, and the issuance and delivery of the Top-Up Shares has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) The Top-Up Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by Purchaser. Assuming the accuracy of the representations of Purchaser in Section 1.5 of this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

1.5 Securities Act Matters. Purchaser understands that the Top-Up Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Purchaser is, or will be upon the purchase of the Top-Up Shares, an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Purchaser agrees that the Top-Up Shares are being and will be acquired by Purchaser for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

1.6 Legend. Certificates evidencing the Top-Up Shares delivered hereunder may, at the Company’s election, contain the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR ANY EXEMPTION THEREFROM.

2.	Miscellaneous.

2.1 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

2.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers for a party as shall be specified by like notice):

(a)	if to the Company, to:

Galaxy Nutritional Foods, Inc.

6280 Hazeltine National Drive

Orlando, Florida 32822

Facsimile: (407) 854-0414

Attention: Salvatore J. Furnari, Chief Financial Officer

with copies to:

The Feinberg Law Group, LLC

57 River Street, Suite 204

Wellesley, Massachusetts 02481

Facsimile: (617) 283-5776

Attention: David H. Feinberg, Esq.

(b)	if to Purchaser, to:

Andromeda Acquisition Corp.

c/o Mill Road Capital, L.P.

2 Sound View Drive, Suite 300

Greenwich, Connecticut 06830

Facsimile: (203) 621-3280

Attention: Justin Jacobs

with copies to:

Foley Hoag LLP

Seaport World Trade Center West

155 Seaport Boulevard

Boston, Massachusetts 02210

Facsimile: (617) 832-7000

Attention: William R. Kolb, Esq.

2.3 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Purchaser will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Company set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Purchaser upon any such violation, Purchaser shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Purchaser at law or in equity and the Company hereby irrevocably and unconditionally waives any objection to Purchaser seeking so to enforce such covenants and agreements by specific performance, injunctive relief and other means.

2.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

2.5 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above.

GALAXY NUTRITIONAL FOODS, INC.

By:	/s/ Richard Antonelli
Name:	Richard Antonelli
Title:	Chief Executive Officer

ANDROMEDA ACQUISITION CORP.

By:	/s/ Justin Jacobs
Name:	Justin Jacobs
Title:	President